Description of oral contract between Panayis Palexas and Trupal Media, Inc.

During the year ended March 31, 2015 the Company acquired the flagship social gaming application “Cleo’s Casino” from the Company’s President, Panayis Palexas, for the historical costs incurred over the period from inception to March 31, 2015 in developing the software.  The software concept, development and testing occurred at a fully staffed private research, development and implementation facility in Peru operated by Panayis Palexas and acquisition costs for the gaming application include cash expenditures made by Mr, Palexas and his controlled entities for invoiced time incurred by on site project staff and contractors with respect to the development of the gaming application.  Costs include man hours incurred for technical support, product testing, concept development, engineering, programming, design and implementation, as well as administrative and management support for project oversight, including legal costs, accounting, quality control, project management and the associated overhead including rent, and sundry expenses.

Software development expenses incurred and agreed to be paid under the oral agreement included the following key areas of expenditure:

Research and development, project support, technical support, network infrastructure, system audit and accounting:	$964,598
Product development including engineering, design, programming and project direction	1,086,836
Administrative support, facility overhead and sundry expenses	421,227
Total expenditures	$2,472,661